UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2015 (May 14, 2015)

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31239 (Commission File Number)	27-0005456 (I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, Suite 1600, Denver CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2015, the board of directors (the “Board”) of MarkWest Energy GP, L.L.C., the general partner of MarkWest Energy Partners, L.P. (the “Partnership”), selected J. Mike Stice to fill the upcoming vacancy on the Board that will result from the retirement of Mr. Charles Dempster, whose retirement will be effective, and whose term as a director will end, at the June 3, 2015 Annual Meeting of the Partnership’s Common Unitholders.  Mr. Stice’s appointment as a member of the Board will be effective June 3, 2015 following the Annual Meeting.  It has not yet been determined which committees of the Board Mr. Stice will serve on following the effective date of his appointment.  As a director, Mr. Stice will receive compensation consistent with the Board’s director compensation program described in the Partnership’s 2015 Proxy Statement filed with the Securities & Exchange Commission on April 23, 2015, and any amounts payable to Mr. Stice during 2015 will be prorated based on the effective date of his appointment.  In addition, the Board has implemented minimum equity ownership guidelines that require individual directors to retain ownership of common units having a value equal to approximately three (3) times the annual cash retainer paid to each director for serving on the Board. Mr. Stice will have up to five years from the effective date of his appointment as a director to attain the required minimum level of ownership.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy GP, L.L.C.,
Its General Partner

Date: May 19, 2015	By:	/s/ NANCY K. BUESE
Nancy K. Buese Executive Vice President and Chief Financial Officer